As filed with the Securities and Exchange Commission on April 6, 2012
Registration No. 333-179148

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________

Amendment No. 3
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

XSTELOS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6794 (Primary Standard Industrial Classification Code Number)	22-3439443 (I.R.S. Employer Identification Number)

630 Fifth Avenue, Suite 2260
New York, NY 10020
(201) 934-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
____________________________

Jonathan M. Couchman
President and Chief Executive Officer
XSTELOS HOLDINGS, INC.
630 Fifth Avenue, Suite 2260
New York, NY 10020
(201) 934-2000
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________________

Copies to:

Adam W. Finerman, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
____________________________

Approximate Date of Commencement of Proposed Distribution to the Public:  As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common stock, $0.001 par value per share	24,231,737 shares	$0.66	$15,992,946.42	$1,832.79
____________________

(1)	Represents the number of shares that may be issued by the registrant to holders of Footstar, Inc. common stock in connection with the distribution described in this prospectus.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices for Footstar, Inc.’s common stock on January 19, 2012, as reported on the OTC Bulletin Board quotation system.

(3)	The registration fee is calculated pursuant to Rule 457(c) by multiplying the proposed maximum aggregate offering price for all securities to be registered by 0.0001146.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various fees and expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the FINRA filing fee, all amounts shown are estimates.

SEC registration fee	$1,833
Printing and engraving expenses	$10,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$50,000
Transfer Agent and Registrar fees and expenses	$10,000
Miscellaneous	$5,000
Total	$151,833

Item 14. Indemnification of Directors and Officers.

The certificate of incorporation of the Registrant to be effective upon the completion of the distribution described in the prospectus filed herewith will provide that the Registrant will indemnify, to the extent permitted by the Delaware General Corporation Law (“DGCL”), any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. In addition, the Registrant’s certificate of incorporation will eliminate, to the extent permitted by the DGCL, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty.

The Registrant’s authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as follows:

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

The Registrant will enter into indemnification agreements with each of its directors after the completion of the distribution, whereby it will agree to indemnify each director and officer from and against any and all judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director or executive officer of the Registrant.

Item 15. Recent Sales of Unregistered Securities.

On January 23, 2012, pursuant to the Plan of Reorganization, Footstar contributed all of its assets to Xstelos in exchange for the assumption of liabilities of Footstar and issuance of all of the shares of Xstelos to Footstar. As described in the prospectus that forms a part of this registration statement, Footstar will make a pro rata distribution of Xstelos’s shares to Footstar stockholders, which will be registered under the Securities Act of 1933, as amended (the “Act”). The issuance of shares to Footstar was exempt from registration pursuant to Section 4(2) of the Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)           Exhibits:

Number	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of January 3, 2011, by and among CPEX Pharmaceuticals, Inc., FCB I Holdings, Inc. and FCB I Acquisition Corp. (incorporated by reference to Exhibit 2.1 to Footstar, Inc.’s Current Report on Form 8-K filed on January 6, 2011).

3.1	Amended and Restated Certificate of Incorporation.
3.2	By-laws.*
4.1	Specimen common stock certificate.*
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
10.1	Plan of Reorganization dated January 23, 2012 by and between Xstelos Holdings, Inc. and Footstar, Inc.*
10.2
License Agreement between Bentley Pharmaceuticals, Inc. and Auxilium A2, Inc. dated May 31, 2000, including thereto Amendment No. 1 dated October 2000, Amendment No. 2 dated May 31, 2001, Amendment No. 3 dated September 6, 2002 and Amendment No. 4 dated March 25, 2004 (incorporated by reference to Exhibit 10.5 to CPEX Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.3
Loan Agreement, dated as of January 3, 2011, by and among FCB I LLC, The Bank of New York Mellon, as Agent, and the Lenders from time to time party thereto (incorporated by reference to Exhibit 10.1 to Footstar, Inc.’s Current Report on Form 8-K filed on April 6, 2011).

10.4	Lease Agreement relating lease by Footstar Corporation for office space.*
10.5	Consulting and Advisory Agreement, dated as of January 3, 2011, by and between Footstar Corporation and Cheval Holdings, Ltd.*
10.6	Amendment to Consulting and Advisory Agreement, dated as of March 22, 2012, by and between Footstar Corporation and Cheval Holdings, Ltd.*
21.1	Subsidiaries of Xstelos Holdings, Inc.*
23.1	Consent of EisnerAmper LLP.*
23.2	Consent of BDO USA, LLP.*
23.3	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1).
24.1	Powers of Attorney.*
___________________
* Previously filed.

Item 17. Undertakings.

(a)           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 6th day of April, 2012.

XSTELOS HOLDINGS, INC.

By:	/s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan M. Couchman	President, Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)	April 6, 2012
Jonathan M. Couchman

*	Director	April 6, 2012
Steven D. Scheiwe

*	Director	April 6, 2012
Adam W. Finerman

* /s/ Jonathan M. Couchman
Jonathan M. Couchman By: Jonathan M. Couchman, Attorney-in-Fact

EXHIBIT INDEX

Number	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of January 3, 2011, by and among CPEX Pharmaceuticals, Inc., FCB I Holdings, Inc. and FCB I Acquisition Corp. (incorporated by reference to Exhibit 2.1 to Footstar, Inc.’s Current Report on Form 8-K filed on January 6, 2011).

3.1	Amended and Restated Certificate of Incorporation.
3.2	By-laws.*
4.1	Specimen common stock certificate.*
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
10.1	Plan of Reorganization dated January 23, 2012 by and between Xstelos Holdings, Inc. and Footstar, Inc.*
10.2
License Agreement between Bentley Pharmaceuticals, Inc. and Auxilium A2, Inc. dated May 31, 2000, including thereto Amendment No. 1 dated October 2000, Amendment No. 2 dated May 31, 2001, Amendment No. 3 dated September 6, 2002 and Amendment No. 4 dated March 25, 2004 (incorporated by reference to Exhibit 10.5 to CPEX Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.3
Loan Agreement, dated as of January 3, 2011, by and among FCB I LLC, The Bank of New York Mellon, as Agent, and the Lenders from time to time party thereto (incorporated by reference to Exhibit 10.1 to Footstar, Inc.’s Current Report on Form 8-K filed on April 6, 2011).

10.4	Lease Agreement relating lease by Footstar Corporation for office space.*
10.5	Consulting and Advisory Agreement, dated as of January 3, 2011, by and between Footstar Corporation and Cheval Holdings, Ltd.*
10.6	Amendment to Consulting and Advisory Agreement, dated as of March 22, 2012, by and between Footstar Corporation and Cheval Holdings, Ltd.*
21.1	Subsidiaries of Xstelos Holdings, Inc.*
23.1	Consent of EisnerAmper LLP.*
23.2	Consent of BDO USA, LLP.*
23.3	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1).
24.1	Powers of Attorney.*
___________________
* Previously filed.